    As filed with the Securities and Exchange Commission on November 7, 2000
                                                      Registration No. 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         FORM S-8 REGISTRATION STATEMENT
                  (INCLUDING REGISTRATION OF SHARES FOR RESALE
                          UNDER A FORM S-3 PROSPECTUS)
                        UNDER THE SECURITIES ACT OF 1933

                              TRANSMETA CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

               DELAWARE                                      77-0402448
     (State or Other Jurisdiction                         (I.R.S. Employer
   of Incorporation or Organization)                     Identification No.)

                               3940 FREEDOM CIRCLE
                          SANTA CLARA, CALIFORNIA 95054
          (Address of Principal Executive Offices, including Zip Code)

                             STOCK OPTION AGREEMENTS
                           1995 EQUITY INCENTIVE PLAN
                           1997 EQUITY INCENTIVE PLAN
                           2000 EQUITY INCENTIVE PLAN
                       2000 EMPLOYEE STOCK PURCHASE PLAN
                            (Full Title of the Plans)

                                 DAVID R. DITZEL
                             CHIEF EXECUTIVE OFFICER

                              TRANSMETA CORPORATION
                               3940 FREEDOM CIRCLE
                              SANTA CLARA, CA 95054
                                 (408) 919-3000
            (Name, Address and Telephone Number of Agent For Service)

                                   COPIES TO:

                               Mark A. Leahy, Esq.
                               Craig A. Hart, Esq.
                               Fenwick & West LLP
                Two Palo Alto Square, Palo Alto, California 94306

                         CALCULATION OF REGISTRATION FEE

                                                          PROPOSED
                                        AMOUNT            MAXIMUM      PROPOSED MAXIMUM       AMOUNT OF
   TITLE OF SECURITIES TO BE             TO BE         OFFERING PRICE     AGGREGATE          REGISTRATION
           REGISTERED                 REGISTERED         PER SHARE      OFFERING PRICE          FEE
           ----------                 ----------         ---------      --------------          ---
Common Stock, $0.00001 par value    15,569,894(1)      $   21.00(2)    $326,967,774(2)       $ 86,320
Common Stock, $0.00001 par value    15,463,406(3)      $    4.19(4)    $ 64,791,672(5)       $ 17,105(5)
            TOTAL                   31,033,300                         $                     $103,425

(1) Represents 7,000,000 shares reserved for issuance upon the exercise of stock options that may be granted under the 2000 Equity Incentive Plan, 2,000,000 shares reserved for issuance under the 2000 Employee Stock Purchase Plan, 87,814 shares reserved for issuance upon the exercise of stock options that may be granted under the 1997 Equity Incentive Plan and 6,482,080 shares issued by the Registrant pursuant to the exercise of options granted under Stock Option Agreements.

(2) Estimated as of November 6, 2000 pursuant to Rule 457(c) solely for the purpose of calculating the registration fee.

(3) Represents the aggregate of 465,512 shares subject to options outstanding under the 1995 Equity Incentive Plan, 13,977,894 shares subject to options outstanding under the 1997 Equity Incentive Plan and 1,020,000 shares subject to options outstanding under Stock Option Agreements.

(4)     Weighted average per share exercise price for such outstanding options.

(5) Calculated based on the weighted average per share exercise price, pursuant to Rule 457(h)(1) of the Securities Act.

                                   PROSPECTUS


                              TRANSMETA CORPORATION
                     Up to 6,482,080 Shares of Common Stock


                              --------------------


        The 6,482,080 shares of common stock covered by this prospectus were previously issued by Transmeta pursuant to Stock Option Agreements entered into in connection with the employment of each of the selling stockholders or their families. These shares may be offered and sold over time by the stockholders named in this prospectus under the heading "Selling Stockholders," by their pledgees or donees, or by other transferees that receive the shares of common stock in transfers other than public sales.

        The selling stockholders may sell the shares of Transmeta common stock offered under this prospectus in the open market at prevailing market prices, or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers, or dealers may receive discounts, concessions or commissions from the selling stockholders or from the purchaser, and this compensation might be in excess of the compensation customary in the type of transaction involved. See "Plan of Distribution."

        We will not receive any of the proceeds from the sale of these shares.

        Our common stock is quoted on the Nasdaq National Market under the symbol "TMTA."


                              --------------------


        INVESTING IN TRANSMETA COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.


                              --------------------


        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                 The date of this prospectus is November 7, 2000

                               TABLE OF CONTENTS

                              --------------------


Summary ..........................................       4
Risk Factors .....................................       4
Use of Proceeds ..................................      15
Dilution .........................................      15
Selling Stockholders .............................      16
Plan of Distribution .............................      18
Legal Matters ....................................      19
Experts ..........................................      19
Where You Can Find More Information ..............      19


                              --------------------


        This prospectus contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipated," "believe," "estimate," "predict," "potential" or "continue," the negative or plural of these words and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include, among other things, projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and the markets in which we operate. These statements are only predictions, based on our current expectations and projections about future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled "Risk Factors." You should specifically consider the numerous risks outlined under "Risk Factors."

        Unless the context otherwise requires, the terms "we," "our," "us," "the company" and "Transmeta" refer to Transmeta Corporation, a Delaware corporation.

                              --------------------


        In connection with this offering, no person is authorized to give any information or to make any representations not contained in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus.

                              TRANSMETA CORPORATION

        Transmeta develops and sells software-based microprocessors and develops additional hardware and software technologies for Mobile Internet Computers, which are portable computing and communication devices designed to provide an Internet experience comparable to that traditionally provided by a desktop personal computer. Our Crusoe family of microprocessors is targeted at the notebook and Internet appliance segments of the Mobile Internet Computer market. We provide Crusoe microprocessors to suit both existing and emerging products within these market segments.

        We were incorporated in California in March 1995. We reincorporated in Delaware in October 2000. Our principal executive offices are located at 3940 Freedom Circle, Santa Clara, California 95054, and our telephone number is (408) 919-3000. Transmeta(TM), the Transmeta logo, Crusoe(TM), the Crusoe logo, Code Morphing(TM) and LongRun(TM) are trademarks of Transmeta Corporation in the United States and other countries. All other trademarks or trade names appearing in this prospectus are the property of their respective owners.

                                  RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as other information contained in this prospectus, before deciding to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations would suffer. In this case, the trading price of our common stock could decline and you might lose all or part of your investment in our common stock.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

        WE HAVE A HISTORY OF LOSSES, EXPECT TO INCUR FURTHER SIGNIFICANT LOSSES AND MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.

        We have a history of substantial losses, expect to incur further significant losses, and do not expect to achieve profitability in the near future. We incurred net losses of $10.1 million in 1998, $41.1 million in 1999 and $71.5 million in the first nine months of 2000. As of September 30, 2000, we had an accumulated deficit of approximately $147.5 million. We intend to significantly increase our product development, sales and marketing, and administrative expenses. We also expect to incur substantial non-cash charges relating to the amortization of deferred stock compensation, which will serve to increase our net losses further. We cannot assure you that our revenue will increase, and we may never achieve profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or an annual basis.

        OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE RECOGNIZED OUR FIRST PRODUCT REVENUE IN THE FIRST HALF OF 2000.

        We introduced our first Crusoe microprocessors in January 2000 and recognized our first product revenue from these products in the first half of 2000. Through June 30, 2000, we had manufactured only limited quantities of our products. In September 2000, we began volume shipments. Thus, we have only a very limited operating history with all of our products. This limited history makes it difficult to evaluate our business. We derived substantially all of our revenue for 1997, 1998 and 1999 from license fees, but do not expect any license fee revenue in the foreseeable future. As a result, we need to generate substantial future revenue from product sales, but our ability to manufacture our products in production quantities and the revenue and income potential of our products and business are unproven. You should consider our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with new businesses in highly competitive technology fields, many of which may be beyond our control. If we fail to address these risks, uncertainties, expenses, delays and difficulties, the value of your investment would decline.

        WE DEPEND ON INCREASING DEMAND FOR OUR CRUSOE MICROPROCESSORS.

        We expect to derive virtually all of our revenue for the foreseeable future from the sale of our Crusoe microprocessors, which we only began to ship in volume in September 2000. Therefore, our future operating results will depend on the demand for Crusoe by future customers. If Crusoe is not widely accepted by the market due to performance, price, compatibility or any other reason, or if, following acceptance, we fail to enhance Crusoe in a timely manner, demand for our products may fail to increase. If demand for our Crusoe products does not increase, our revenue will not increase.

        OUR FUTURE REVENUE DEPENDS UPON OUR ABILITY TO PENETRATE THE NOTEBOOK COMPUTER MARKET.

        Our success depends upon our ability to sell our Crusoe microprocessors in volume to makers of notebook computers, which consist of a small number of OEMs. Due to our software-based approach to microprocessor design, we have been required, and expect to continue to be required, to devote substantial resources to educate prospective customers in the notebook computer market about the benefits of our Crusoe products and to assist potential customers with their designs. In addition, since computer products generally are designed to incorporate a specific microprocessor, OEMs must design new products to utilize different microprocessors such as our Crusoe products. Given the complexity of these computer products and their many components, designing new products requires significant investments. For instance, OEMs may need to design new computer casings, basic input/output system software and motherboards. Our target customers may not choose our products for technical, performance, packaging, novelty, design cost or other reasons. For example, IBM showed a technology demonstration at a trade show in June 2000 using the Crusoe microprocessor in an existing ThinkPad model 240 notebook computer but has since decided not to proceed with the project. If our Crusoe products fail to achieve widespread acceptance in the notebook computer market, we may never achieve revenue sufficient to sustain our business and the value of your investment would decline significantly.

        THE GROWTH OF OUR BUSINESS DEPENDS IN PART ON THE GROWTH OF THE INTERNET APPLIANCE MARKET AND OUR ABILITY TO MEET THE NEEDS OF THIS MARKET.

        The growth of our business depends in part on increased acceptance and use of Internet appliances. We depend on the ability of our target customers to develop new products and enhance existing products for the Internet appliance market that incorporate our products and to introduce and promote their products successfully. The market for Internet appliances depends in part upon the deployment of wireless technologies that enable the delivery of Internet content at a speed comparable to that of a desktop computer. The wireless technologies currently under development might not fully address the needs of mobile Internet users. If the use of Internet appliances does not grow as we anticipate, or our target customers do not incorporate our products into theirs, our growth would be impeded. In addition, the market for Internet appliances is new and evolving. Internet appliance manufacturers are likely to have varying requirements. To meet the requirements of different Internet appliance manufacturers, we may be required to change our product design or features, sales methods or pricing policies. The costs of addressing these requirements could be substantial and could delay or prevent any improvement in our operating results.

        OUR OPERATING RESULTS ARE DIFFICULT TO PREDICT IN ADVANCE AND MAY FLUCTUATE SIGNIFICANTLY, AND A FAILURE TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS WOULD LIKELY RESULT IN A SUBSTANTIAL DECLINE IN OUR STOCK PRICE.

        There is little historical financial information that is useful in evaluating our business, prospects and future operating results. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. We expect our future operating results to fluctuate significantly from quarter to quarter. Our results could fluctuate because of the amount of revenue we recognize or the amount of cash we spend in a particular period. For example, our results could fluctuate due to the following factors:

        - the gain or loss of significant customers or significant changes in purchasing volume;

        - the amount and timing of our operating expenses and capital expenditures;

        -       pricing concessions on volume sales;

        - the effectiveness of our product cost reduction efforts and those of our suppliers;

        - changes in the average selling prices of our microprocessors or the products that incorporate them;

        - our ability to specify, develop, complete, introduce and market new products and technologies and bring them to volume production in a timely manner; and

        -       changes in the mix of products we sell.

        Our reliance on third parties for wafer fabrication, assembly and test services also could contribute to fluctuations in our quarterly results, based on factors such as the following:

        -       fluctuations in manufacturing yields;

        - cancellations, changes or delays of deliveries to us by our manufacturer;

        - the cost and availability of manufacturing, assembly and test capacity; and

        - problems or delays due to shifting our products to smaller geometry process technologies and designing our products to achieve higher levels of design integration.

        In addition, our results could fluctuate from quarter to quarter due to factors in our industry that are outside of our control, including the following factors:

        -       the timing, rescheduling or cancellation of customer orders;

        -       the varying length of our sales cycles;

        - the availability and pricing of competing products and technologies and the resulting effect on sales and pricing of our products;

        - fluctuations in the cost and availability of components, such as dynamic random access memory, or DRAM, that our customers require to build systems that incorporate our products;

        - fluctuations in the cost and availability of raw materials, such as wafers, chip packages and chip capacitors;

        - the rate of adoption and acceptance of new industry standards in our target markets;

        -       seasonality in some of our target markets;

        -       changes in demand by the end users of our customers' products;
                and

        -       variability of our customers' product life cycles.

        Because a large portion of our expenses, including rent, salaries and capital leases, is fixed and difficult to reduce, if our revenue does not meet our expectations, the adverse effect of the revenue shortfall will be magnified by the fixed nature of our expenses. If our operating results fail to meet or exceed the expectations of securities analysts or investors, our stock price would likely decline substantially.

        COMPETITION IN THE SEMICONDUCTOR MARKET IS INTENSE; MANY OF OUR COMPETITORS AND POTENTIAL COMPETITORS ARE MUCH LARGER THAN WE ARE AND HAVE SIGNIFICANTLY GREATER RESOURCES; WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

        The market for microprocessors is intensely competitive, rapidly evolving and subject to rapid technological change. We believe that competition will become more intense in the future and may cause price reductions, reduced gross margins and loss of market share, any one of which could significantly reduce our future revenue and increase our losses. Significant competitors that offer microprocessors for the notebook computer market include Advanced Micro Devices and Intel. Significant competitors that offer microprocessors for the Internet appliance market include manufacturers of reduced instruction set computer, or RISC, microprocessors such as licensees of technology from ARM Holdings plc and from MIPS Technologies, Inc. In addition, Intel recently announced that it is developing a RISC microprocessor for release by the end of 2000. We also face competition from providers of x86 compatible microprocessors for the Internet appliance market, including National Semiconductor.

        Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and significantly larger customer bases than we do. Our competitors may be able to develop products comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and customer requirements, and devote greater resources to the development, promotion and sale of their products than we can. Many of our competitors also have well-established relationships with our existing and prospective customers and suppliers. As a result of these factors, many of our competitors, either alone or with other companies, have significant influence in our target markets that could outweigh any advantage that we may possess. For example, negotiating and maintaining favorable customer and strategic relationships are and will continue to be critical to our business. If our competitors use their influence to negotiate strategic relationships on more favorable terms than we are able to negotiate, or if they structure relationships that impair our ability to form strategic relationships, our competitive position and our business would be substantially damaged.

        Furthermore, a number of these competitors may merge or form strategic relationships that would enable them to offer, or bring to market earlier, products that are superior to ours in terms of features, quality, pricing or other factors. We expect additional competition from other established and emerging companies and technologies. We may not be able to compete effectively against current and potential competitors, especially those with significantly greater resources and market leverage.

        OUR PRODUCTS MAY HAVE DEFECTS, WHICH COULD DAMAGE OUR REPUTATION, DECREASE MARKET ACCEPTANCE OF OUR PRODUCTS, CAUSE US TO LOSE CUSTOMERS AND REVENUE, AND RESULT IN LIABILITY TO US.

        Highly complex products such as our microprocessors may contain hardware or software defects or bugs. Often, these defects and bugs are not detected until after the products have been shipped. If any of our products contains defects, or has reliability, quality or compatibility problems, our reputation might be damaged significantly and customers might be reluctant to buy our products, which could result in the loss of or failure to attract customers. In addition, these defects could interrupt or delay sales. We may have to invest significant capital and other resources to correct these problems. If any of these problems are not found until after we have commenced commercial production of a new product, we might incur substantial additional development costs. If we fail to provide solutions to the problems, such as software upgrades or patches, we could also incur product recall, repair or replacement costs. These problems might also result in claims against us by our customers or others. In addition, these problems might divert our technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products, and we could lose credibility with our current and prospective customers. This is particularly significant as we are a new entrant to a market dominated by large well-established companies.

        WE EXPECT TO DERIVE A SUBSTANTIAL PORTION OF OUR REVENUE FROM A SMALL NUMBER OF CUSTOMERS, AND OUR REVENUE WOULD DECLINE SIGNIFICANTLY IF ANY MAJOR CUSTOMER CANCELS, REDUCES OR DELAYS A PURCHASE OF OUR PRODUCTS.

        We expect that a small number of OEM customers and distributors will account for a significant portion of our revenue. For the nine months ended September 30, 2000, sales to Sony Electronics accounted for 50.2% of our product revenue and sales to Fujitsu Ltd. accounted for 20.3% of our product revenue. Our future success will depend upon the timing and size of future purchase orders, if any, from these customers and new customers and, in particular:

        - the success of our customers in marketing products that incorporate our products;

        -       the product requirements of our customers; and

        -       the financial and operational success of our customers.

        We have entered into two distributor agreements, both of which are exclusive in large territories, one in Taiwan, Hong Kong and China and the other in North America. These agreements do not contain minimum purchase commitments. Any distributor that fails to emphasize sales of our products, chooses to emphasize alternative products or promotes products of our competitors might not sell a significant or any amount of our products. We expect that our sales to OEM customers will be made on the basis of purchase orders rather than long-term commitments. In addition, customers can delay, modify or cancel orders without penalty. Many of our customers and potential customers are significantly larger than we are and have sufficient bargaining power to demand reduced prices and favorable nonstandard terms. The loss of any major customer, or the delay of significant orders from these customers, could reduce or delay our recognition of product revenue.

        IF WE FAIL TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH KEY PARTICIPANTS IN OUR TARGET MARKETS, WE MAY HAVE DIFFICULTY SELLING OUR PRODUCTS.

        In addition to our customers, we will need to establish and maintain relationships with companies that develop technologies that work in conjunction with our microprocessors. These technologies include operating systems, basic input/output systems, graphics chips, dynamic random access memory, or DRAM, and other hardware components and software that are used in computers. If we fail to establish and maintain these relationships, it would be more difficult for us to develop and market products with features that address emerging market trends.

        IF OUR PRODUCTS ARE NOT COMPATIBLE WITH THE OTHER COMPONENTS THAT OUR CUSTOMERS DESIGN INTO THEIR SYSTEMS, SALES OF OUR PRODUCTS COULD BE DELAYED OR CANCELLED AND A SUBSTANTIAL PORTION OF OUR PRODUCTS COULD BE RETURNED.

        Our products are designed to function as components of a system. We anticipate that our customers will use our products in systems that have differing specifications and that require various other components, such as dynamic random access memory, or DRAM, and other semiconductor devices. If our customers' systems are to function properly, all of the components must be compatible with each other. If our customers experience system-level incompatibilities between our products and the other components in their systems, we could be required to modify our products to overcome the incompatibilities or delay shipment of our products until the manufacturers of other components modify their products or until our customers select other components. These events would delay purchases of our products, cause orders for our products to be cancelled or result in product returns. System level incompatibilities that are significant, or are perceived to be significant, could also result in negative publicity and could significantly damage our business.

        IF OUR CUSTOMERS ARE NOT ABLE TO OBTAIN THE OTHER COMPONENTS NECESSARY TO BUILD THEIR SYSTEMS, SALES OF OUR PRODUCTS COULD BE DELAYED OR CANCELLED.

        Suppliers of other components incorporated into our customers' systems may experience shortages, which could reduce the demand for our products. For example, from time to time, the semiconductor industry has experienced shortages of some materials and devices, including dynamic random access memory, or DRAM. Our customers could defer or cancel purchases of our products if they are not able to obtain the other components necessary to build their systems.

        THERE MAY BE SOFTWARE APPLICATIONS OR OPERATING SYSTEMS THAT ARE NOT COMPATIBLE WITH OUR PRODUCTS, WHICH MAY PREVENT OUR PRODUCTS FROM ACHIEVING MARKET ACCEPTANCE AND PREVENT US FROM RECEIVING SIGNIFICANT PRODUCT REVENUE.

        Software applications, games or operating systems with machine-specific routines programmed into them can result in specific incompatibilities. If a particular software application, game or operating system is programmed in a manner that makes it unable to respond correctly to our microprocessor, it will appear to users of that software that our microprocessor is not compatible with PC software. We might encounter incompatibilities in the future. If any incompatibilities are significant or perceived to be significant, our products may never achieve market acceptance and we may not receive significant revenue from product sales.

        OUR RECENT GROWTH COULD PLACE A SIGNIFICANT STRAIN ON OUR MANAGEMENT SYSTEMS, INFRASTRUCTURE AND OTHER RESOURCES, AND OUR BUSINESS MAY NOT SUCCEED IF WE FAIL TO MANAGE OUR GROWTH EFFECTIVELY.

        Our ability to implement our business plan in a rapidly evolving market requires an effective planning and management process. Until this year, we focused primarily on the development of our products. We have recently increased our number of employees substantially and plan to increase the scope of our operations and the size of our direct sales force domestically and internationally. The number of employees that we and our subsidiaries employ increased from 193 at January 1, 2000 to 364 at September 30, 2000. We expect to expand our facilities in proportion to any expansion in the number of our employees. This growth could place a significant strain on our management systems, infrastructure and other resources. In addition, we expect that we will need to continue to improve our financial and managerial controls and procedures. We will also need to expand, train and manage our workforce worldwide. Furthermore, we expect that we will be required to manage an increasing number of relationships with suppliers, manufacturers, customers and other third parties. If we fail to manage our growth effectively, our employee-related costs and employee turnover could increase, which would jeopardize our ability to execute on our business plan.

        OUR LENGTHY AND VARIABLE SALES CYCLES MAKE IT DIFFICULT FOR US TO PREDICT WHEN AND IF A DESIGN WIN WILL RESULT IN VOLUME SHIPMENTS.

        We depend upon companies designing our microprocessors into their products, which we refer to as design wins. Many of our targeted customers consider the choice of a microprocessor to be a strategic decision. Our targeted customers may take a long time to evaluate our products, and many individuals may be involved in the evaluation process. We anticipate that the length of time between our initial contact with a customer and the time when we recognize revenue from that customer will vary. We expect our sales cycles to range from six to twelve months from the time we achieve a design win to the time the customer begins volume production of products that incorporate our microprocessors. We do not have historical experience selling our products that is sufficient for us to determine how our sales cycles will affect the timing of our revenue. Variations in the length of our sales cycles could cause our revenue to fluctuate widely from period to period. While potential customers are evaluating our products and before they place an order with us, we may incur sales and marketing expenses and expend significant management and engineering resources without any assurance of success. The value of any design win depends upon the commercial success of our customers' products. Therefore, we take risks related to project cancellations or changed product plans, which could result in the loss of anticipated sales. We can offer no assurance that we will achieve further design wins or that the products for which we achieve design wins will be commercially successful.

        IF WE DO NOT KEEP PACE WITH TECHNOLOGICAL CHANGE, OUR PRODUCTS MAY NOT BE COMPETITIVE AND OUR REVENUE AND OPERATING RESULTS MAY SUFFER.

        The semiconductor industry is characterized by rapid technological change, frequent new product introductions and enhancements, and ongoing customer demands for greater performance. In addition, the average selling price of any particular microprocessor product has historically decreased over its life, and we expect that trend to continue. As a result, our products may not be competitive if we fail to introduce new products or product enhancements that meet evolving customer demands. The development of new products is complex, and we may not be able to complete development in a timely manner, or at all. To introduce products on a timely basis, we must:

        -       accurately define and design new products to meet market needs;

        - design features that continue to differentiate our products from those of our competitors;

        - transition our products to new manufacturing process technologies;

        -       identify emerging technological trends in our target markets;

        - anticipate changes in end-user preferences with respect to our customers' products;

        - bring products to market on a timely basis at competitive prices; and

        - respond effectively to technological changes or product announcements by others.

        We believe that we will need to continue to enhance our products and develop new products to keep pace with competitive and technological developments and to achieve market acceptance for our products.

        OUR DEPENDENCE ON THIRD PARTIES TO FABRICATE WAFERS LIMITS OUR CONTROL OVER THE PRODUCTION, SUPPLY AND DELIVERY OF OUR PRODUCTS.

        The cost, quality and availability of third-party manufacturing operations are essential to the successful production of our products. We currently rely exclusively on IBM to fabricate our wafers. Our contract with IBM does not obligate IBM to provide us with any specified number of wafers at any specified price until IBM has accepted a purchase order. The absence of dedicated capacity under our agreement means that, with little or no notice, IBM could refuse to continue to fabricate all or some of the wafers that we require or change the terms under which it fabricates wafers. If IBM were to stop manufacturing for us, we would likely be unable to replace the lost capacity on a timely basis. Transferring to another manufacturer would require a significant amount of time, and a smooth and timely transition would be unlikely. As a result, we could lose potential sales and fail to meet existing obligations to our customers. In addition, if IBM were to change the terms under which it manufactures for us, our manufacturing costs could increase.

        We recently qualified Taiwan Semiconductor Manufacturing Co., or TSMC, to fabricate wafers for Crusoe microprocessors. We do not have a manufacturing agreement with TSMC or a guaranteed level of production capacity or any particular price from TSMC. We place orders on a purchase order basis and TSMC may allocate capacity to other companies' products while reducing deliveries to us on short notice. Any inability of TSMC to fabricate our wafers could result in significant delays and increase production costs of our microprocessors.

        Our reliance on third-party manufacturers exposes us to the following risks outside our control:

        -       unpredictability of manufacturing yields and production costs;

        -       interruptions in shipments;

        - potential lack of adequate capacity to fill all or part of the services we require;

        -       inability to control quality of finished products;

        -       inability to control product delivery schedules; and

        - potential lack of access to key fabrication process technologies.

        OUR DEPENDENCE ON THIRD PARTIES TO PROVIDE ASSEMBLY AND TEST SERVICES LIMITS OUR CONTROL OVER PRODUCTION COSTS AND PRODUCT SUPPLY.

        We rely on IBM for substantially all of our assembly and test services. As a result, we do not directly control our product delivery schedules. This lack of control could result in product shortages as IBM manufactures our current products in volume and, in the future, as we introduce new products. Product shortages could increase our costs or delay delivery of our products. We do not have a contract with IBM for test and assembly services, and we typically procure these services from IBM on a per order basis. Therefore, we may not be able to obtain assembly and testing services for our products on acceptable terms, or at all. If we are required to find and qualify alternative assembly or testing services, we could experience delays in product shipments or a decline in product quality.

        WE MAY NOT ACHIEVE ACCEPTABLE MANUFACTURING YIELDS, WHICH COULD INCREASE THE COST AND REDUCE THE SUPPLY OF OUR PRODUCTS.

        The fabrication of wafers for our microprocessors is a highly complex and precise process that requires production in a tightly controlled, clean room environment. Minute impurities, difficulties in the fabrication process, defects in the masks used to print circuits on a wafer or other factors can cause numerous die on each wafer to be nonfunctional. The proportion of functional die expressed as a percentage of total die on a wafer is referred to as product "yield." Semiconductor companies frequently encounter difficulties in achieving expected product yields. If we do not achieve expected yields, our product costs would increase. Even with functional die, normal variations in wafer fabrication can cause some die to run faster than others. Variations in speed yield could lead to excess inventory of slower products and insufficient inventory of faster products, depending upon customer demand. Further, we may experience yield problems as we migrate our manufacturing processes to smaller geometries. Yield problems may not be identified and resolved until a product has been manufactured and can be analyzed and tested, if ever. As a result, yield problems are often difficult, time consuming and expensive to correct. Yield problems could hamper our ability to deliver our products to our customers in a timely manner.

        IF WE FAIL TO FORECAST DEMAND FOR OUR PRODUCTS ACCURATELY, WE COULD LOSE SALES AND INCUR INVENTORY LOSSES.

        Because we only introduced our products in January 2000, we have little historical information about demand for our products. We expect that the demand for our products will depend upon many factors and be difficult to forecast. We expect that it will become more difficult to forecast demand as we introduce a larger number of products and as competition in the markets for our products intensifies. Significant unanticipated fluctuations in demand could cause problems in our operations.

        The lead time required to fabricate large volumes of wafers is often longer than the lead time our customers provide to us for delivery of their product requirements. Therefore, we often must place our orders in advance of expected purchase orders from our customers. As a result, we have only a limited ability to react to fluctuations in demand for our products, which could cause us to have either too much or too little inventory of a particular product. If demand does not develop as we expect, we could have excess production. Excess production would result in excess inventories of finished products, which would use cash and could result in inventory write-offs. We have limited capability to reduce ongoing production once wafer fabrication has commenced. Excess materials would likely result in excess or obsolete inventory. If demand exceeds our expectations, IBM may not be able to fabricate wafers as quickly as we need them. In that event, we would need to increase production rapidly at IBM or find, qualify and begin production at additional manufacturers, which may not be possible within a time frame acceptable to our customers. The inability of IBM to increase production rapidly enough could cause us to fail to meet customer demand. In addition, rapid increases in production levels to meet unanticipated demand could result in higher costs for manufacturing and other expenses. These higher costs could lower our gross margins.

        OUR PRODUCTS MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH MAY CAUSE US TO BECOME SUBJECT TO EXPENSIVE LITIGATION, CAUSE US TO INCUR SUBSTANTIAL DAMAGES, REQUIRE US TO PAY SIGNIFICANT LICENSE FEES OR PREVENT US FROM SELLING OUR PRODUCTS.

        Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. We cannot be certain that our products do not and will not infringe issued patents, patents to be issued in the future, or other intellectual property rights of others. In addition, leading companies in the semiconductor industry have extensive portfolios with respect to semiconductor technology. From time to time, third parties, including these leading companies, may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related methods that are important to us. We expect that we may become subject to infringement claims as the number of products and competitors in our target markets grows and the functionality of products overlaps. We have received, and may in the future receive, communications from third parties asserting patent or other intellectual property rights covering our products. Litigation may be necessary in the future to defend against claims of infringement or invalidity, to determine the validity and scope of the proprietary rights of others, to enforce our intellectual property rights, or to protect our trade secrets. We may also be subject to claims from customers for indemnification. Any resulting litigation, regardless of its resolution, could result in substantial costs and diversion of resources.

        If it were determined that our products infringe the intellectual property rights of others, we would need to obtain licenses from these parties or substantially reengineer our products in order to avoid infringement. We might not be able to obtain the necessary licenses on acceptable terms or at all, or to reengineer our products successfully. Moreover, if we are sued for infringement and lose the suit, we could be required to pay substantial damages or be enjoined from licensing or using the infringing products or technology. Any of the foregoing could cause us to incur significant costs and prevent us from selling our products.

        IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS, OUR COMPETITORS MAY GAIN ACCESS TO OUR TECHNOLOGY AND WE MIGHT NOT COMPETE SUCCESSFULLY IN OUR MARKET.

        We believe that our success will depend in part upon our proprietary technology. We rely on a combination of patents, copyrights, trademarks, trade secret laws and contractual obligations with employees and third parties to protect our proprietary rights. These legal protections provide only limited protection and may be time consuming and expensive to obtain and enforce. If we fail to adequately protect our proprietary rights, our competitors may gain access to our technology. As a result, our competitors might offer similar products and we might not be able to compete successfully in our market. Moreover, despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. Also, our competitors may independently develop similar, but not infringing, technology, duplicate our products, or design around our patents or our other intellectual property. In addition, other parties may breach confidentiality agreements or other protective contracts with us, and we may not be able to enforce our rights in the event of these breaches. Furthermore, we expect that we will increase our international operations in the future, and the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. We may be required to spend significant resources to monitor and protect our intellectual property rights.

        Our pending patent and trademark applications may not be approved. Even if our pending patent applications are approved, the resulting patents may not provide us with any competitive advantage or may be challenged by third parties. If challenged, our patents might not be upheld or their claims could be narrowed. Any litigation surrounding our rights could force us to divert important financial and other resources away from our business operations.

        WE MIGHT NOT BE ABLE TO EXECUTE ON OUR BUSINESS PLAN IF WE LOSE KEY MANAGEMENT AND TECHNICAL PERSONNEL, ON WHOSE KNOWLEDGE, LEADERSHIP AND TECHNICAL EXPERTISE WE RELY.

        Our success depends heavily upon the continued contributions of our key management and technical personnel, whose knowledge, leadership and technical expertise would be difficult to replace. Several of these personnel have been with us for a number of years. All of our executive officers and key personnel are employees at-will. We have no employment contracts and maintain no key person insurance on any of our personnel. We might not be able to execute on our business plan if we were to lose the services of any of our key personnel.

        WE WILL NOT BE ABLE TO GROW OUR BUSINESS IF WE ARE UNABLE TO HIRE, TRAIN AND RETAIN ADDITIONAL SALES, MARKETING, OPERATIONS, ENGINEERING AND FINANCE PERSONNEL.

        To grow our business successfully and maintain a high level of quality, we will need to recruit, train, retain and motivate additional highly-skilled sales, marketing, engineering and finance personnel. In particular, we will need to expand our sales and marketing organizations in order to increase market awareness of our products and to increase revenue. In addition, as a company focused on the development of complex products, we will need to hire additional engineering staff of various experience levels in order to meet our product roadmap. Competition for skilled employees, particularly in the San Francisco Bay Area, is intense. We may have even greater difficulty recruiting potential employees as a public company if prospective employees perceive the equity component of our compensation package to be less valuable than it was before our initial public offering.

        SEVERAL OF OUR EXECUTIVES AND OTHER EMPLOYEES HAVE JOINED US ONLY RECENTLY, AND IF THEY ARE UNABLE TO WORK TOGETHER EFFECTIVELY, WE MAY NOT BE ABLE TO MANAGE OUR GROWTH AND OPERATIONS.

        Several of our executives and other employees joined us only recently and have had only a limited time to work together. Mark K. Allen, our President and Chief Operating Officer, joined us in January 2000; David P. Jensen, our Vice President of Operations, joined us in February 2000; Merle A. McClendon, our Chief Financial Officer, joined us in March 2000; John O. Horsley, our General Counsel, joined us in July 2000; and Barry L. Rubinson, our Vice President of Software, joined us in August 2000. Our management team might not be able to work effectively together or with the rest of our employees to develop our technology and manage our growth and continuing operations.

        WE MAY MAKE ACQUISITIONS, WHICH COULD PUT A STRAIN ON OUR RESOURCES, CAUSE DILUTION TO OUR STOCKHOLDERS AND ADVERSELY AFFECT OUR FINANCIAL RESULTS.

        We may acquire companies to expand our business. Integrating newly acquired organizations and technologies into our company could put a strain on our resources and be expensive and time consuming. We may not be successful in integrating acquired businesses or technologies and may not achieve anticipated revenue and cost benefits. In addition, future acquisitions could result in potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could adversely affect our balance sheet and operating results. Moreover, we may not be able to identify future suitable acquisition candidates or, if we are able to identify suitable candidates, we may not be able to make these acquisitions on commercially reasonable terms or at all.

        THE CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY COULD CREATE FLUCTUATIONS IN OUR OPERATING RESULTS.

        The semiconductor industry has historically been cyclical, and characterized by wide fluctuations in product supply and demand. From time to time, the industry has also experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles and declines in general economic conditions. Industry downturns have been characterized by diminished product demand, production overcapacity and accelerated decline of average selling prices, and in some cases have lasted for more than a year. A downturn of this type occurred in 1997 and 1998. Our operating results could fluctuate if industry-wide fluctuations occur in the future.

        WE PLAN TO EXPAND OUR INTERNATIONAL OPERATIONS, AND THE SUCCESS OF OUR INTERNATIONAL EXPANSION IS SUBJECT TO SIGNIFICANT UNCERTAINTIES.

        We believe that we must expand our international sales and distribution operations to be successful. We expect to sell a significant portion of our products to customers overseas. As part of our international expansion, we have opened an office in Taiwan to provide sales and customer support, and expect to do the same in Japan during 2001. In addition, we have appointed a distributor to sell products in Taiwan, Hong Kong and China. In attempting to conduct and expand business internationally, we are exposed to various risks that could adversely affect our international operations and, consequently, our operating results, including:

        - difficulties and costs of staffing and managing international operations;

        -       fluctuations in currency exchange rates;

        - unexpected changes in regulatory requirements, including imposition of currency exchange controls;

        -       longer accounts receivable collection cycles;

        -       import or export licensing requirements;

        -       potentially adverse tax consequences;

        -       political and economic instability; and

        -       potentially reduced protection for intellectual property rights.

        In addition, because we have suppliers that are located outside of the United States, we are subject to risks generally associated with contracting with foreign suppliers and may experience problems in the timeliness and the adequacy or quality of product deliveries.

RISKS RELATED TO THIS OFFERING

        THE STOCKS OF TECHNOLOGY COMPANIES HAVE EXPERIENCED EXTREME PRICE AND VOLUME FLUCTUATIONS; AND OUR STOCK PRICE MAY BE VOLATILE.

        The market price of our common stock may be volatile. Many factors could cause the market price of our common stock to rise and fall, including:

        -       variations in our quarterly results;

        - announcements of technological innovations by us or by our competitors;

        - introductions of new products or new pricing policies by us or by our competitors;

        -       acquisitions or strategic alliances by us or by our competitors;

        -       recruitment or departure of key personnel;

        -       the gain or loss of significant orders;

        -       the gain or loss of significant customers;

        - changes in the estimates of our operating performance or changes in recommendations by any securities analysts that elect to follow our stock; and

        - market conditions in our industry, the industries of our customers and the economy as a whole.

        In addition, stocks of technology companies have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to these companies' operating performance. Public announcements by companies in our industry concerning, among other things, their performance, accounting practices or legal problems could cause the market price of our common stock to decline regardless of our actual operating performance.

        In the past, securities class action litigation has often been brought against a company following a period of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

        OUR OFFICERS, DIRECTORS AND AFFILIATED ENTITIES OWN A LARGE PERCENTAGE OF OUR COMPANY AND COULD SIGNIFICANTLY INFLUENCE THE OUTCOME OF ACTIONS IN WAYS THAT COULD CAUSE OUR STOCK PRICE TO DECLINE.

        Our executive officers, directors, entities affiliated with them and other 5% or greater stockholders, in total, beneficially own approximately 36% of our outstanding common stock. These stockholders, acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors. Thus, actions might be taken even if other stockholders, including those who purchase shares in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company, which could cause our stock price to decline.

        SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE.

        The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales could occur. The shares of common stock sold in our initial public offering are freely tradable except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act of 1933 and shares purchased in our directed share program. All of the remaining shares of common stock, and the shares purchased in our directed share program, are subject to 180-day lock-up agreements with the underwriters or with us. Morgan Stanley & Co. Incorporated, in its sole discretion, may release any portion of the securities subject to these lock-up agreements. After the 180-day lock-up period, these shares may be sold in the public market, subject to prior registration or qualification for an exemption from registration, including, in the case of shares held by affiliates, compliance with volume restrictions. After the lock-up period, approximately 110 million additional shares will be immediately available for sale in the public market without registration under Rule 144. The remaining shares will become available for sale under Rule 144 at varying times following the end of the 180-day lock-up period. In addition, up to 749,648 shares of our common stock subject to warrants are available for public sale, assuming the net exercise of the warrants. Stockholders owning 75,595,126 shares are entitled, pursuant to contracts providing for registration rights, to require us to register our securities owned by them for public sale. In addition, we have registered 31,033,300 shares issuable upon the exercise of outstanding stock options and shares reserved for future issuance under our stock option and stock purchase plans, including the shares offered by this prospectus.

        OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

        Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

        - establishing a classified board of directors so that not all members of our board may be elected at one time;

        - providing that directors may only be removed "for cause" and only with the approval of 66 ?% of our stockholders;

        - requiring super-majority voting to amend some provisions in our certificate of incorporation and bylaws;

        - authorizing the issuance of "blank check" preferred stock that our board could issue to increase the number of outstanding shares and to discourage a takeover attempt;

        - limiting the ability of our stockholders to call special meetings of stockholders;

        - prohibiting stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

        -       eliminating cumulative voting in the election of directors; and

        - establishing advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

        In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control.

        IF WE NEED ADDITIONAL FINANCING, WE MAY NOT BE ABLE TO RAISE FURTHER FINANCING OR IT MAY ONLY BE AVAILABLE ON TERMS UNFAVORABLE TO US OR OUR STOCKHOLDERS.

        We believe that our available cash resources, combined with the net proceeds from this offering, will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least twelve months after the date of this prospectus. We might need to raise additional funds, however, to respond to business contingencies, which could include the need to:

        -       fund additional marketing expenditures;

        -       develop new products or enhance existing products;

        -       enhance our operating infrastructure;

        -       hire additional personnel;

        -       respond to competitive pressures; or

        -       acquire complementary businesses or technologies.

        If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of our then-existing stockholders, including those acquiring shares in this offering. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products or otherwise respond to competitive pressures would be significantly limited.


                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common stock by the selling stockholders under this prospectus.

                              SELLING STOCKHOLDERS

        The following table provides information about the shares beneficially owned by the selling stockholders named below as of October 27, 2000, the shares that the selling stockholders may offer and sell from time to time under this prospectus, assuming each selling stockholder sells all of the shares offered by this prospectus, and the nature of any position, office or other material relationship that each selling stockholder has had with Transmeta or any of its predecessors or affiliates within the past three years. The selling stockholders include the persons named below, any pledgee or donee of any named stockholders and any person who may purchase shares offered by this prospectus from any named stockholders in a private transaction.

        The shares that may be offered and sold pursuant to this prospectus were acquired by the selling stockholders upon the exercise of stock options. Because the selling stockholders may offer from time to time all or some of their shares under this prospectus, no assurances can be given as to the actual number of shares that will be sold by any selling stockholder or that will be held by the selling stockholder after completion of the sales. Information concerning the selling stockholders may change from time to time and any changed information will be provided in supplements to this prospectus if and when necessary.

        The percentage of beneficial ownership for the following table is based on 128,103,444 shares of common stock outstanding. This number represents 13,000,000 shares issued in our initial public offering, assuming no exercise of the underwriters' over-allotment option, and 115,103,444 shares outstanding as of October 27, 2000, assuming the conversion of all outstanding shares of our preferred stock into common stock and the conversion of a convertible promissory note into shares of common stock, each of which will occur upon the closing of our initial public offering.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that consider shares to be beneficially owned by any person who has voting or investment power with respect to the shares. Common stock subject to options that are currently exercisable or exercisable within 60 days after October 27, 2000 are considered to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        To our knowledge, except under community property laws or as otherwise noted, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned. Unless otherwise indicated, the address for each selling stockholder is c/o Transmeta Corporation, 3940 Freedom Circle, Santa Clara, California 95054.

                                                                                                    PERCENTAGE OF
                                                                                                     OUTSTANDING
                                                   SHARES OWNED                       SHARES OWNED   SHARES OWNED
                  NAME                            BEFORE OFFERING    SHARES OFFERED  AFTER OFFERING AFTER OFFERING
                  ----                            ---------------    --------------  -------------- --------------
David R. Ditzel (1) .........................        4,420,000          500,000        3,920,000        3.1%
Douglas A. Laird (2) ........................        2,736,944          500,000        2,236,944        1.7
Mark K. Allen (3) ...........................        2,000,000        2,000,000                0          *
Merle A. McClendon (4) ......................        1,100,000        1,100,000                0          *
James Chapman (5) ...........................        1,300,000          500,000          800,000          *
Murray A. Goldman (6) .......................          960,000          800,000          160,000          *
David P. Jensen (7) .........................          550,000          550,000                0          *
Daniel E. Steimle (8) .......................          412,080          412,080                0          *
R. Hugh Barnes (9) ..........................          200,000          120,000           80,000          *

*       Less than 1%

(1) Of the total shares offered, at October 27, 2000, 330,000 shares were subject to repurchase by Transmeta if the holder's employment with Transmeta terminates. Transmeta's repurchase right lapses at a rate of 10,000 shares per month until April 19, 2001, then 11,666 shares per month until March 19, 2003 and 11,682 shares on March 19, 2000. Shares subject to repurchase are not transferable. David R. Ditzel is a co-founder of Transmeta and has served as Chief Executive Officer and a director of Transmeta since March 1995, as President from March 1995 to January 2000, and as Vice President of Engineering from March 1995 to November 1998.

(2) Represents 2,476,944 shares held of record jointly by Mr. Laird and his wife, as trustees for the Douglas A. & Joan G. Laird Trust dated August 30, 1989 and 260,000 shares held of record by the D and J Laird Family Limited Partnership, of which Mr. Laird and his wife are each a general partner. Of the total shares offered, at October 27, 2000, 330,000 shares were subject to repurchase by Transmeta if the holder's employment with Transmeta terminates. Transmeta's repurchase right lapses at a rate of 10,000 shares per month until April 19, 2001, then 11,666 shares per month until March 19, 2003 and then 11,682 shares on March 19, 2000. Shares subject to repurchase are not transferable. Douglas A. Laird is a co-founder of Transmeta and has served as the Senior Vice President of Product Development since February 2000, as Vice President of Product Development from November 1998 to January 2000, and as Vice President of VLSI Engineering from October 1995 to November 1998.

(3) All of the shares offered are subject to repurchase by Transmeta if the holder's employment with Transmeta terminates. Transmeta's repurchase right lapses at a rate of 41,666 shares per month until January 2004. Shares subject to repurchase are not transferable. Mark K. Allen has served as President, Chief Operating Officer and a director of Transmeta since January 2000.

(4) All of the shares offered are subject to repurchase by Transmeta if the holder's employment with Transmeta terminates. Transmeta's repurchase right lapses at a rate of 22,916 shares per month until March 2004. Shares subject to repurchase are not transferable. Merle A. McClendon has served as Chief Financial Officer and Secretary of Transmeta since March 2000.

(5) Includes 200,000 shares held of record by Chapman Ventures, LLC, of which Mr. Chapman is the sole owner. Of the total shares offered, at October 27, 2000, 330,000 shares were subject to repurchase by Transmeta if the holder's employment with Transmeta terminates. Transmeta's repurchase right lapses at a rate of 10,000 shares per month until April 19, 2001, then 11,666 shares per month until March 19, 2003 and then 11,682 shares on March 19, 2000. Shares subject to repurchase are not transferable. James N. Chapman has served as Senior Vice President of Sales and Marketing of Transmeta since February 2000, as Vice President of Sales and Marketing from November 1998 to January 2000, and as Vice President of Sales from August 1997 to November 1998.

(6) Includes 177,496 shares held of record by Murray A. Goldman, as trustee for the Murray A. Goldman Irrevocable Deed of Trust February 29, 2000. Of the total shares offered, at October 27, 2000, 345,812 shares were subject to repurchase by Transmeta if the holder's employment with Transmeta terminates. Transmeta's repurchase right lapses, with respect to two grants totalling 300,000 shares, at a rate of 6,249 shares per month until December 2002. The remainder of the shares vest at a rate of 16,666 shares per month until April 19, 2001, then 4,166 shares per month until March 19, 2003 and then 4,190 shares on March 19, 2003. Shares subject to repurchase are not transferable. Murray A. Goldman has served as Chairman of the Board of Directors of Transmeta since November 1998, and as a business advisor to Transmeta from March 1997 to November 1998.

(7) All of the shares offered are subject to repurchase by Transmeta if the holder's employment with Transmeta terminates. Transmeta's repurchase right lapses at a rate of 137,500 shares on February 14, 2001, and then 11,458 shares per month until February 2004. Shares subject to repurchase are not transferable. David P. Jensen has served as Vice President of Operations of Transmeta since February 2000.

(8) Daniel E. Steimle served as Chief Financial Officer and Secretary of Transmeta from November 1998 to March 2000.

(9) Of the total shares offered, at October 27, 2000, 62,523 shares were subject to repurchase by Transmeta if the holder's employment with Transmeta terminates. Transmeta's repurchase right lapses at a rate of 2,499 shares per month until December 2002. Shares subject to repurchase are not transferable. R. Hugh Barnes has served as a director of Transmeta since November 1998, and as a business advisor to Transmeta from March 1997 to November 1998.

                              PLAN OF DISTRIBUTION

        The selling stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock offered under this prospectus directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither Transmeta nor the selling stockholders can estimate the amount of this compensation.

        The common stock offered under this prospectus may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

        - on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

        -       in the over-the-counter market;

        - in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

        - through the writing of options, whether the options are listed on an options exchange or otherwise; or

        -       through the settlement of short sales.

        In connection with the sale of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. Except as provided in
Section 16(c) of the Securities Act of 1933, the selling stockholders may also sell the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept or to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

        The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the selling stockholders are "underwriters" within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. A selling stockholder may not sell any common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

        To the extent required, the specific common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. This prospectus also may be used, with Transmeta's consent, by donees or pledgees of the selling stockholders, or by other persons acquiring shares and who wish to offer and sell shares under circumstances requiring or making desirable its use.

        In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

        The selling stockholders may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act and/or Exchange Act. Transmeta will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents.

        We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact or to omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in the light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling stockholder.

                                  LEGAL MATTERS

        Fenwick & West LLP, Palo Alto, California, will provide Transmeta with an opinion as to legal matters in connection with the common stock. An investment partnership affiliated with Fenwick & West LLP holds a total of 101,764 shares of our common stock.


                                     EXPERTS

        The consolidated financial statements of Transmeta Corporation as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, incorporated by reference in this prospectus from the prospectus filed on November 7, 2000 pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1 (File No. 333-44030), of Transmeta Corporation, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such report given on the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

        The following documents that we have filed with the Securities and Exchange Commission (the "Commission") are incorporated into this prospectus by reference:

        - the Registration Statement on Form S-8 of which this prospectus is a part, and the exhibits filed with this registration statement and incorporated into this registration statement by reference;

        - our prospectus filed on November 7, 2000 pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1 (File No. 333-44030), which contains the description of our capital stock and our audited consolidated balance sheets as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999.

        - the description of our common stock contained in our Registration Statement on Form 8-A filed on October 19, 2000 under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description; and

        - all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

        To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement.

        Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Commission. Reports, registration statements, proxy and information statements and other information that we have filed can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information that is filed electronically with the Commission. This web site can be accessed at http://www.sec.gov.

        We have filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the Commission. You should refer to the registration statement for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the Commission's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the Commission.

        We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to Transmeta Corporation, 3940 Freedom Circle, Santa Clara, CA 95054, Attention: Dana Rubinstein, telephone: (408) 919-3000.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

        (a) The Registrant's prospectus filed on November 7, 2000 (the "Registration Statement") pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration statement on Form S-1 (File No. 333-44030) which contains the Registrant's audited consolidated balance sheets as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years ending as of December 31, 1997, 1998 and 1999.

        (b) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed on October 19, 2000 under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated into this registration statement by reference and to be a part hereof from the date of the filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

                Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

                Fenwick & West LLP, Palo Alto, California, will pass on the validity of the common stock offered by the selling stockholders in this offering. An investment partnership affiliated with Fenwick & West LLP holds a total of 101,764 shares of the Registrant's stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF LIABILITY.

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

        As permitted by the Delaware General Corporation Law, the Registrant's certificate of incorporation includes a provision that eliminates the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director, except for liability:

        - for any breach of the director's duty of loyalty to Registrant or its stockholders;

        - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

        - under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

        - for any transaction from which the director derived an improper personal benefit.

        As permitted by the Delaware General Corporation Law, the Registrant's bylaws provide that:

        - the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions where indemnification is not permitted by applicable law;

        - the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and

        -       the rights conferred in the bylaws are not exclusive.

        In addition, the Registrant has entered into indemnity agreements with each of its current directors and officers. These agreements provide for the indemnification of the Registrant's officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant.

        The Registrant has obtained directors' and officers' insurance to cover its directors, officers and some of its employees for certain liabilities, including public securities matters.

        See also the undertakings set out in response to Item 9.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

The Registrant issued a total of 6,482,080 shares of its common stock to nine directors, officers and employees pursuant to exercises of options pursuant to stock option agreements of the Registrant, at exercise prices ranging from $.65 to $6.00 per share. These shares were issued in private transactions that were exempt from registration under the Securities Act by virtue of Regulation D/Section 4(2) of the Securities Act.

ITEM 8. EXHIBITS.

       EXHIBIT                           EXHIBIT
       NUMBER                             TITLE
       ------                             -----
        4.01    Registrant's First Amended and Restated Certificate of
                Incorporation (incorporated by reference to Exhibit 3.03 to the
                Registration Statement).

        4.02    Form of Registrant's Second Amended and Restated Certificate of
                Incorporation to be effective after completion of the offering covered by the Registration Statement (incorporated by reference to Exhibit 3.04 to the Registration Statement).

        4.03    Registrant's Restated Bylaws (incorporated by reference to
                Exhibit 3.06 to the Registration Statement).

        4.04 Form of Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.01 to the Registration Statement).

        4.05 Fifth Restated Investors' Rights Agreement dated March 31, 2000, between Registrant, certain stockholders and a convertible note holder (incorporated by reference to Exhibit 4.02 to the Registration Statement).

        4.06 Form of Piggyback Registration Rights Agreement (incorporated by reference to Exhibit 4.03 to the Registration Statement).

        4.07 Registrant's 1995 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.02 to the Registration Statement).

        4.08 Registrant's 1997 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.03 to the Registration Statement).

        4.09 Registrant's 2000 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.04 to the Registration Statement).

        4.10 Registrant's 2000 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.05 to the Registration
                Statement).

        4.11    Form of option granted to Mark K. Allen and related documents
                (incorporated herein by reference to Exhibit 10.06 to the Registration Statement).

        4.12    Form of Stock Option Agreement under Registrant's 2000 Equity
                Incentive Plan (incorporated by reference to Exhibit 10.17 to the Registration Statement).

        4.13 Form of Stock Option Agreement (for Non-Employee Directors) under Registrant's 2000 Equity Incentive Plan (incorporated by reference to Exhibit 10.18 to the Registration Statement).

        5.01    Opinion of Fenwick & West LLP

        23.01   Consent of Fenwick & West LLP (included in Exhibit 5.01).

        23.02   Consent of Ernst & Young LLP, independent auditors.

        24.01   Power of Attorney (see page II-5).


ITEM 9. UNDERTAKINGS.

        The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant, Transmeta Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 6th day of November, 2000.


                                            TRANSMETA CORPORATION


                                            By:  /s/ David R. Ditzel
                                               ---------------------------------
                                               David R. Ditzel
                                               Chief Executive Officer


                                POWER OF ATTORNEY


        KNOW BY ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints David R. Ditzel and Merle A. McClendon, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



           SIGNATURE                            TITLE                                DATE
           ---------                            -----                                ----
/s/ David R. Ditzel                   CHIEF EXECUTIVE OFFICER                   November 6, 2000
-----------------------------         AND DIRECTOR
      David R. Ditzel                 [PRINCIPAL EXECUTIVE OFFICER]

/S/ Merle A. McClendon                CHIEF FINANCIAL OFFICER AND SECRETARY     November 6, 2000
-----------------------------         [PRINCIPAL FINANCIAL OFFICER AND
     Merle A. McClendon               PRINCIPAL ACCOUNTING OFFICER]

/s/ Mark K. Allen                     PRESIDENT, CHIEF OPERATING OFFICER        November 6, 2000
-----------------------------         AND DIRECTOR
       Mark K. Allen

                                      Director                                  November _, 2000
-----------------------------
      R. Hugh Barnes

                                      Director                                  November _, 2000
-----------------------------
     Murray A. Goldman

/s/  Larry R. Carter                  Director                                  November 6, 2000
-----------------------------
     Larry R. Carter

/s/ Paul M. McNulty                   Director                                  November 6, 2000
-----------------------------
     Paul M. McNulty

/s/ William P. Tai                    Director                                  November 6, 2000
-----------------------------
      William P. Tai

/s/ T. Peter Thomas                   Director                                  November 6, 2000
-----------------------------
     T. Peter Thomas

                                  EXHIBIT INDEX


       EXHIBIT                           EXHIBIT
       NUMBER                             TITLE
       ------                             -----
        4.01    Registrant's First Amended and Restated Certificate of
                Incorporation (incorporated by reference to Exhibit 3.03 to the
                Registration Statement).

        4.02    Form of Registrant's Second Amended and Restated Certificate of
                Incorporation to be effective after completion of the offering covered by the Registration Statement (incorporated by reference to Exhibit 3.04 to the Registration Statement).

        4.03    Registrant's Restated Bylaws (incorporated by reference to
                Exhibit 3.06 to the Registration Statement).

        4.04 Form of Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.01 to the Registration Statement).

        4.05 Fifth Restated Investors' Rights Agreement dated March 31, 2000, between Registrant, certain stockholders and a convertible note holder (incorporated by reference to Exhibit 4.02 to the Registration Statement).

        4.06 Form of Piggyback Registration Rights Agreement (incorporated by reference to Exhibit 4.03 to the Registration Statement).

        4.7 Registrant's 1995 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.02 to the Registration Statement).

        4.8 Registrant's 1997 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.03 to the Registration Statement).

        4.9 Registrant's 2000 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.04 to the Registration Statement).

        4.10 Registrant's 2000 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.05 to the Registration
                Statement).

        4.11    Form of option granted to Mark K. Allen and related documents
                (incorporated herein by reference to Exhibit 10.06 to the Registration Statement).

        4.12    Form of Stock Option Agreement under Registrant's 2000 Equity
                Incentive Plan (incorporated by reference to Exhibit 10.17 to the Registration Statement).

        4.13 Form of Stock Option Agreement (for Non-Employee Directors) under Registrant's 2000 Equity Incentive Plan (incorporated by reference to Exhibit 10.18 to the Registration Statement).

        5.01    Opinion of Fenwick & West LLP

        23.01   Consent of Fenwick & West LLP (included in Exhibit 5.01).

        23.02   Consent of Ernst & Young LLP, independent auditors.

        24.01   Power of Attorney (see page II-5).